UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

BLUELINX HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 953-7000

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

BlueLinx Corporation (the “Operating Company” or “BlueLinx”), a wholly-owned subsidiary of BlueLinx Holdings Inc. (the “Registrant”), sent notice to Wachovia Bank, National Association (“Wachovia”) as Administrative and Collateral Agent with respect to the Amended and Restated Loan and Security Agreement, dated August 4, 2006 (the “Agreement”), requesting that our Revolving Loan Threshold Limit be permanently reduced from $800 million to $500 million effective March 30, 2009.

The reduction in the Revolving Loan Threshold Limit does not impact BlueLinx’ available borrowing capacity under our revolving credit facility as our current eligible accounts receivable and inventory (our “borrowing base”) do not support up to $800 million in borrowings. We do not anticipate our borrowing base will support borrowings in excess of $500 million at any point during the remaining life of the credit facility. This cost-saving initiative will allow BlueLinx to reduce our interest expense $750,000 per year by lowering our unused line fees. As a result of this action, we anticipate we will write-off $1.4 million of deferred financing costs in the first quarter of fiscal 2009. BlueLinx has repaid $60 million of outstanding borrowings under our revolving credit facility during fiscal 2009, reducing our outstanding balance on the facility to $96 million at April 1, 2009.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 1, 2009, Howard S. Cohen is no longer an executive officer of BlueLinx.  He will continue to serve as Chairman of the Board of Directors of the Registrant in a non-executive capacity.  In connection with this change, Mr. Cohen’s annual compensation will be reduced from $750,000 to $240,000.   The annual compensation is being provided to Mr. Cohen in lieu of the compensation arrangements applicable to non-employee directors and takes into consideration the additional time and commitment attendant to the duties of the position of Chairman.

Effective April 1, 2009, Duane G. Goodwin departed the Company and no longer serves as the Registrant’s Chief Supply Chain Officer. In connection with his departure, BlueLinx expects to enter into a settlement agreement and general release with Mr. Goodwin pursuant to which he will receive a cash payment in the amount of $500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

By:	/s/ Matthew R. Nozemack
Matthew R. Nozemack Assistant General Counsel & Secretary

Dated: April 2, 2009